Exhibit 99.1

David Bender Elected to Graybar’s Board of Directors

ST. LOUIS, Dec. 17, 2013 – Graybar, a leading distributor of electrical and communications products and related supply chain management and logistics services, announced the election of David Bender to the company’s Board of Directors. David currently serves as District Vice President of Graybar’s Atlanta regional operations.

“David fully embraces Graybar’s culture of employee ownership and our long-term strategic plan,” said Graybar’s Chairman, President and CEO Kathleen M. Mazzarella. “We look forward to David’s contributions as a member of Graybar’s Board of Directors, and we know his insights and experience will be invaluable as we continue to work to the advantage of our employees, customers and shareholders.”

David began his Graybar career in 1988 and has served in a broad range of sales and management roles. He was promoted to Seattle District Vice President in 2010 and was moved to his current role as District Vice President of Graybar’s Atlanta district in 2012.

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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